legal & compliance, llc

laura aNTHONy, esquire
STUART REED, ESQUIRE OF COUNSEL	WWW.LEGALANDCOMPLIANCE.COM
WWW.SEC-LAW-BLOG.COM

DIRECT E-MAIL:
LANTHONY@LEGALANDCOMPLIANCE.COM

August 18, 2012

Board of Directors

Dignyte, Inc.

605 West Knox Road, Suite 202

Tempe, AZ 85284

Re: Registration Statement on Form S-1 (File No. 333-181440)

Ladies and Gentlemen:

We have acted as special securities counsel to Dignyte, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 10,000,000 shares (post 4:1 stock split) held by an existing shareholder (the “Existing Shareholder”) and 1,000,000 newly issued shares for public sale (collectively, the “Registered Shares”) of the Company’s Common Stock, $0.10 par value per share, to be sold by the Existing Shareholder and the Company pursuant to the Company’s Registration Statement on Form S-1 (as amended to date, the “Registration Statement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company, (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Registered Shares: (i) currently issued and outstanding to be sold by the Existing Shareholder are duly authorized, validly issued, fully paid, and non-assessable and (ii) being offered by the Company, when issued in accordance with the terms of the Registration Statement, will be duly authorized, validly issued, fully paid, and non-assessable.

330 CLEMATIS STREET, #217 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832

Board of Directors

Dignyte, Inc.

August 18, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in the related prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

By:	/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

330 CLEMATIS STREET, #217 • WEST PALM BEACH, FLORIDA • 33401 • PHONE: 561-514-0936 • FAX 561-514-0832